Exhibit 10.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of September 26, 2023, by and between Nerdy Inc., a Delaware corporation (the “Company”) (formerly known as TPG Pace Tech Opportunities Corp.), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of October 9, 2020, between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of registered holders of at least 50% of the number of the then outstanding Redeemable Warrants and Forward Purchase Warrants (collectively, the “Public Warrants”), voting together as a single class, and, solely with respect to any amendment to the terms of the Private Placement Warrants the vote or written consent of 50% of the number of the then outstanding Private Placement Warrants (together with the Public Warrants, the “Warrants”), voting as a single class;

WHEREAS, the Company desires to amend the Existing Warrant Agreement with respect to certain terms of the Public Warrants to provide the Company with the right to require the registered holders of the Public Warrants to exchange all of the outstanding Public Warrants for Class A common stock, $0.0001 par value of the Company (“Class A Common Stock”) , on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires to amend the Existing Warrant Agreement with respect to certain terms of the Private Placement Warrants to provide the Company with the right to require the registered holders of the Private Placement Warrants to exchange all of the outstanding Private Placement Warrants for Class A Common Stock and to automatically exercise all of the outstanding Private Placement Warrants for shares of Class B common Stock, par value $0.0001 per share of the Company (“Class B Common Stock”, together with Class A Common Stock, the “Common Stock”) with the equivalent number of the units issued by Nerdy, LLC, a Delaware limited liability company, after the Business Combination (“OpCo Units”), on a cashless basis; and

WHEREAS, the registered holders of more than 50% of the number of the then outstanding Public Warrants and more than 50% of the then outstanding Private Placement Warrants have consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1. Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding

(a)	the new Section 6A thereto:

“6A. Mandatory Exchange of Public Warrants.

6A.1. Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Public Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the then outstanding Public Warrants, as described in Section 6A.2 below, for Class A Common Stock (or any Alternative Issuance pursuant to

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Section 4.5), at the exchange rate of 0.225 (the “Mandatory Exchange Ratio”) of Class A Common Stock for each Public Warrant held by the registered holder thereof (the “Exchange Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Class A Common Stock). In lieu of issuing fractional shares, in the event that a holder of Public Warrants would otherwise be entitled to receive a fractional interest in a Class A Common Stock, the Company will round down to the nearest whole number, the number of Class A Common Stock to be issued to such holder and after aggregating all such fractional shares of such holder, the holder shall be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Class A Common Stock on NYSE on the last trading day immediately prior to the Exchange Date (as defined below).

6A.2. Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Public Warrants as described in 6A.1, the Company shall fix a date for the exchange (the “Exchange Date”). The Company will make a public announcement of the Exchange Date.

(b)	the new Section 6B thereto:

6B. Mandatory Exercise or Exchange of Private Placement Warrants.

6B.1. Mandatory Exercise. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Private Placement Warrants that are exercisable into shares of Class B Common Stock with the equivalent number of OpCo Units (the “LLC Warrants”) may be exercised on a cashless basis, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the then outstanding LLC Warrants, as described in Section 6B.3 below, at the exchange rate of 0.250 (the “Mandatory Exercise Ratio”) of shares of Class B Common Stock with an equivalent number of OpCo Units for each LLC Warrant held by the registered holder thereof (the “LLC Warrants Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of receiving fractional shares, in the event that a holder of LLC Warrants would otherwise be entitled to receive a fractional interest in a share of Class B Common Stock with an OpCo Unit, the Company will round down to the nearest whole number, the number of shares of Class B Common Stock with the equivalent number of OpCo Units which shall be received by such holder and after aggregating all such fractional shares of such holder, the holder shall be paid in cash (without interest) in an amount equal to such fractional part of a share (each Class B Common Stock and each OpCo Units, collectively, shall be treated as one share for the purpose of counting the fractional shares of the LLC Warrants) multiplied by the last sale price of the Class A Common Stock on NYSE on the last trading day immediately prior to the Exchange Date.

6B.2. Mandatory Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Private Placement Warrants that are exercisable into shares of Class A Common Stock (the “Private A Warrants”) may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the then outstanding Private A Warrants, as described in Section 6B.3 below, for Class A Common Stock (or any Alternative Issuance pursuant to Section 4.5), at the exchange rate as same as the Mandatory Exercise Ratio of Class A Common Stock for Private A Warrants held by the registered holder thereof (“Private A Warrants Consideration”, and together with the LLC Warrants Consideration, the “Private Warrants Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Common Stock). In lieu of receiving fractional shares, in the event that a holder of Private A Warrants would otherwise be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will round down to the nearest whole number, the number of shares of Class A Common Stock which shall be received by such holder and after aggregating all such fractional shares of such holder, the holder shall be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Class A Common Stock on NYSE on the last trading day immediately prior to the Exchange Date.

6B.3. Date Fixed for, and Notice of, Exercise. In the event that the Company elects to exchange all of the Public Warrants as described in 6A., the Company shall require all of the Private Placement Warrants to be automatically exchanged or automatically exercised on a cashless basis as described above in Sections 6B.1 and 6B.2 above and shall fix a date for such exercise or exchange as the same date as the Exchange Date as described above in Section 6A.2 for the Public Warrants.

(c)	the new Section 6C thereto:

6C. No Rights After Exchange Date.

6C.1. After the Exchange Date, the registered holder of the Warrants shall have no further rights (including, for the avoidance of doubt, the right to exercise the Warrants) except to receive, upon surrender of the Warrants, the Exchange Consideration or the Private Warrants Consideration, as applicable.”

2. Miscellaneous Provisions.

2.1. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2. Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3. Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and DropBox Sign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

2.4. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5. Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Amendment. If any provision of this Amendment is determined to be invalid, illegal or unenforceable, the remaining provisions of this Amendment shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Amendment to fulfill as closely as possible the original intent and purpose of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

NERDY INC.

By:	/s/ Jason Pello
Name: Jason Pello
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

as Warrant Agent

By:	/s/ Douglas Reed
Name: Douglas Reed
Title: Vice President